 EXHIBIT 2.1.1 FAHNESTOCK VINER HOLDINGS INC. FORM 8-K DATED JANUARY 17, 2003 AMENDMENT TO ASSET PURCHASE AGREEMENT

AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT

BY AND AMONG

FAHNESTOCK VINER HOLDINGS INC.

AND

VINER FINANCE INC.

AND

CIBC WORLD MARKETS CORP.

AND

CANADIAN IMPERIAL BANK OF COMMERCE

DATED AS OF JANUARY 2, 2003

AMENDMENT No. 1, dated as of January 2, 2003 (this "Amendment"), to the Asset Purchase Agreement, dated as of December 9, 2002 (the "Agreement"), in each case, by and among Fahnestock Viner Holdings Inc., an Ontario corporation ("Parent"), Viner Finance Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Buyer"), Canadian Imperial Bank of Commerce (the "Seller Parent") and CIBC World Markets Corp. (the "Company" and, together with Seller Parent, the "Seller").

WITNESSETH

WHEREAS, the parties hereto are parties to the Agreement; and

WHEREAS, the parties are desirous of amending and supplementing the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows (all capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement):

RECITALS

The words "as may be amended from time to time," are inserted after the words "dated as of December 9, 2002 (" in the Recitals.

ARTICLE I OF THE AGREEMENT

The following defined terms are added to Section 1.01 of the Agreement:

"Applicable Laws" means all Laws applicable to the Brokerage Business, including the insurance business conducted by the Insurance Agencies.

"Broker Backend Payments" means amounts not yet paid but due to brokers hired pursuant to an agreement providing for additional Broker Notes to be issued to such brokers upon the attainment of specific production goals by such brokers all as set forth in Section 1.01(c) of the Seller Disclosure Schedule.

"Broker Notes Letter" has the meaning set forth in Section 6.22.

"Broker Notes" has the meaning set forth in Section 6.21.

"Broker Restricted Accounts" means accounts as set forth on Section 1.01(a) to Seller Disclosure Schedule of brokers who have been paid pursuant to a Broker Note but the proceeds of which are held in the personal account of the broker subject to the right to recapture or reclamation of such amounts by Company under certain circumstances.

"Conversion Date" has the meaning set forth in Section 2.15(c).

"Fahnestock Canada" has the meaning set forth in Section 6.18.

"IDA" has the meaning set forth in Section 6.18.

"IDA Restrictions" has the meaning set forth in Section 6.18.

"Insurance Agencies " means OLA and OTA, collectively.

"Insurance Agencies' Financial Statements" has the meaning set forth in Section 4.03(d).

"Insurance Agencies' Shares" means the OLA Shares and the OTA Shares.

"Non-Converted Accounts" has the meaning set forth in Section 2.15(c).

"OLA" means Oppenheimer Life Agency, Ltd., a New York insurance agency and a direct, wholly-owned subsidiary of the Company.

"OLA Shares" means all of the issued and outstanding shares of common stock of OLA.

"OTA" means Oppenheimer Texas Agency, Ltd., a Texas insurance agency.

"OTA Shares" means all of the issued and outstanding shares of common stock of OTA.

"Purchase Price Adjustment" has the meaning set forth in Section 2.02(e).

"Retired Broker Contracts" has the meaning set forth in Section 2.07(a).

"Saperstein Letter" means the letter agreement dated as of December 31, 2002 among the parties hereto relating to Richard Saperstein and the cash management professionals identified therein.

"Tax Claim" has the meaning set forth in Section 3.05(d).

"Wealth Plus Letter" means the letter dated January 2, 2003 between Parent and Seller Parent relating to the Wealth Plus Plan.

"Wealth Plus Plan" means Seller's Amended and Restated WealthPlus Deferred Compensation Plan (as restated effective October 2002).

The defined term "Books and Records" is amended to add (i) the following words "including all employee books and records (both personal and business)" after the words "means all books and records" and (ii) the following words at the end of its definition "and of the Insurance Agencies".

The defined term "Conversion Employee" is deleted in its entirety.

The words "Section 4.18(d)" in the defined term "Customer Agreement" are deleted and the words "Section 4.19(d)" are inserted in place thereof.

The definition of "Excess Wealth Plus Payments" is deleted in its entirety.

Article (vi) in the definition of the term "Excluded Accounts" is deleted and replaced with the following:

"and (vi) has a customer "claim" or existing litigation at time of transfer; and (vii) belongs, as of the Brokerage Closing Date, to Richard Saperstein and the cash management professionals identified in the Saperstein Letter.

The definition of "Governmental Entity" is deleted in its entirety and replaced with the following: "means any national, federal, state, provincial, municipal, territorial agency, local or foreign judicial, legislative, executive, regulatory or administrative authority, commission, court, tribunal, any political or other subdivision, department or branch of any of the foregoing, and any SRO, tribunal or arbitrator."

The definition of the term "Interim Debenture" is amended to delete the word "Buyer" and to add the word "Issuer" in place thereof.

The definition of "Law" or "Laws" is deleted in its entirety and replaced with the following: "means any federal, state, foreign or local law or statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, and includes Labor Laws and Environmental Laws."

The definition of "Permits" is deleted in its entirety and replaced with the following: "means, as to any Person, all licenses, permits, franchises, approvals, concessions, filings, declarations, registrations, authorizations and qualifications under any Laws with any and all Governmental Entities that are issued to such Person.

The defined term "Second Exchangeable Debenture" is amended to delete the word "Buyer" and to add the word "Issuer" in place thereof.

The definition of the term "Transfer Tax Returns" is deleted in its entirety and replaced by the following:

""Transfer Tax Schedule" has the meaning set forth in Section 3.05(a)."

ARTICLE II OF THE AGREEMENT

Section 2.01(a)(ix) is deleted in its entirety and replaced with the following:

"all Permits received from or issued by any Governmental Entity to (A) the Company to own, or lease and operate the Brokerage Business and to conduct the Brokerage Business as it has been conducted by Company; and (B) each of the Insurance Agencies in connection with or related to the operation of each of the Insurance Agencies’ business."

Section 2.01(a)(xiii) is amended to delete the last word ("and").

Section 2.01(a)(xiv) is amended to delete the period (".") at the end of the sentence and the words "; and" are inserted in place thereof.

The following provision is added immediately after Section 2.01(a)(xiv):

"(xv) all the issued and outstanding shares of common stock of the Insurance Agencies."

Section 2.01(b) is amended to delete the word "and" appearing immediately before sub-clause (ii) and to add a semi-colon (";") in place thereof.

Section 2.01(b) is further amended to include at the end of such section, the language "; and (iii) duly executed certificates representing all of the Insurance Agencies' Shares."

Section 2.02(e) is amended to add the sentence "The consideration shall be adjusted (the "Purchase Price Adjustment") as follows: (i) increased for any payments from Buyer to Seller pursuant to Section 2.09 of the Asset Management Acquisition Agreement and (ii) decreased for any payments from the Seller to the Buyer pursuant to Section 6.18 of the Asset Management Acquisition Agreement." after the words "recognized as liabilities for United States federal income tax purposes."

Section 2.02(e) is further amended to add the sentence "In preparing the Allocation Schedule, Company and Buyer are entitled to rely on a reasonable estimate of the Purchase Price Adjustment to the extent allowed for U.S. income tax purposes." after the sentence "Such allocation shall be set forth in a schedule (the "Allocation Schedule")."

The last sentence in Section 2.03(a) is deleted in its entirety and the following is added at the end of such section:

"The parties agree that the Brokerage Closing shall be deemed to have occurred at 4:01 PM on January 3, 2003. With respect to the following, the parties agree that (i) all profits and losses with respect to the Brokerage Assets shall be calculated as of 12:01 AM January 2, 2003 and Buyer shall be entitled to all profits and losses of the Brokerage Assets as of 12:01 AM January 2, 2003 and (ii) the issuance date of the Debentures shall be deemed to be January 6, 2003. The parties agree that the "Brokerage Closing Date" for all the transactions contemplated in the Agreement shall be 4:01 PM January 3, 2003 except that with respect to transactions referred to in either clauses (i) or (ii) hereof, the Brokerage Closing Date shall be deemed to be the dates referred to in such clauses.

The words "(other than Marketable Securities)" are inserted after the words "the Acquired Property" in Section 2.02(b)(i).

The words (Conversion Date in the case of clause (iii) hereof) are inserted after the words "At the Brokerage Closing" in Section 2.02(d).

Section 2.05(b)(vi) is amended to delete the last word therein ("and").

The following provision is added immediately after Section 2.05(b)(vi):

"(vii) certificates representing all of the OLA Shares and OTA Shares duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form satisfactory to the Buyer for transfer on the books of the Company (with any requisite tax stamps attached by the Seller)."

Section 2.05(b)(vii) will not change except that it will now read Section 2.05(b)(viii).

Section 2.07(a) is hereby amended to read as follows:

"(a) On the Brokerage Closing Date, Buyer shall assume, perform and discharge when due (i) Company's obligations under Contracts transferred to Buyer pursuant to Section 2.01(a) and set forth in the Undertaking (the "Assumed Contracts") required under the terms of such Assumed Contracts to be performed after such date, (ii) obligations relating to the Transferred Plan as set forth in Section 3.04(f)(i) required under the terms of such Transferred Plan to be performed after such date, and (iii) obligations relating to the retired broker contracts set forth on Section 2.07(a) of the Disclosure Schedule (the "Retired Broker Contracts")."

The words "or the Insurance Agencies" are inserted in Section 2.07(b)(ii) immediately after the words "or the Brokerage Business".

The words "of the Insurance Agencies and Taxes" are inserted in Section 2.07(b)(vi)(B) immediately prior to the words "attributable to the Brokerage Assets…."

Section 2.08(iii) is hereby amended to include the phrase ", other than the Insurance Agencies," immediately following the words "any insurance subsidiaries" and immediately prior to the words "and any insurance products or business written".

Section 2.08 (vii) is deleted in its entirety and is replaced by the following words "(vii) Excluded Accounts and all agreements related thereto (the items described in clauses (i) through (vii) above are collectively referred to herein as the "Excluded Assets").

The words "(other than Marketable Securities)" are inserted after the words "the Acquired Property" in Section 2.11(a)(i).

The letter "(a)" is inserted in Section 2.15 immediately prior to the words "Attached hereto as….". The following sections are added at the end of Section 2.15:

"(b) Seller shall deposit as of the Brokerage Closing Date in an account established at Company to be named Fahnestock & Co. Inc. Good Faith Deposit Account, an amount equal to the total unsecured and partially secured debit balances as reflected on Section 1(d) (Unsecured Debit Balance Report) of Section 2.15 of the Seller Disclosure Schedule (as updated to reflect all activity up to and including December 31, 2002). Buyer shall, upon verification, pay to Seller any amounts received from clients specifically to reduce such unsecured or partially secured balances.

(c) Prior to the date on which the Conversion takes place (the "Conversion Date"), Buyer shall make a determination as to which of the accounts listed on Section 2.15 of the Seller Disclosure Schedule are acceptable to Buyer or its Affiliates to be converted to Buyer's or its Affiliates' books and records as of the Conversion Date. Any accounts not acceptable to Buyer or its Affiliates shall not be converted (the "Non-Converted Accounts"). Buyer may, in its discretion, convert such Non-Converted Accounts if Seller undertakes to extend its indemnification obligations arising from or relating to this Section 2.15 or deposits with Buyer or its Affiliates, amounts satisfactory to Buyer with respect to such accounts.

ARTICLE III OF THE AGREEMENT

The parenthetical "(other than those employed at the New York Headquarters)" that appears in the first sentence of Section 3.04(a) is hereby amended in its entirety to read "(other than those employed at the New York Headquarters and those identified in Section 3.04(a) of the Seller Disclosure Schedule as "Excluded Persons")".

Section 3.04(b)(i) is hereby amended in its entirety to read as follows:

"(i) The terms of each offer will specify that (except in the case of Inactive Employees) the offer shall be deemed accepted unless the Business Employee delivers a written rejection of the offer to Buyer no later than December 16, 2002, (the "Rejection Deadline"). As soon as reasonably possible after the Rejection Deadline, but in no event later than two (2) business days after the Rejection Deadline, Buyer shall provide Seller with a complete list of Business Employees who have rejected Buyer’s Offer of Employment. The terms of the offers shall further specify that the effective date of employment with Buyer or an Affiliate of Buyer pursuant to the offer shall be contingent upon whether the Business Employee is an Inactive Employee on the Brokerage Closing Date. Business Employees who fail to timely reject an offer of employment from Buyer and who are not Inactive Employees shall become employees of Buyer on the Brokerage Closing Date."

Section 3.04(c)is hereby amended by deleting the two references to "Conversion Employees" that appear therein (and also amended to make necessary conforming changes).

Section 3.04(f)(i) is hereby amended to read as follows:

"(i) Effective as of the Brokerage Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, assume and maintain as plan sponsor and administrator and perform all obligations with respect to, the Seller's Executive Voluntary Deferred Compensation Plan (the "Transferred Plan"), as it applies to Transferred Employees. Seller shall transfer to Fahnestock, within two business days following the Brokerage Closing Date, the securities attributable to Transferred Employees' accounts under the Transferred Plan and has provided a due bill to Fahnestock in respect of such securities. Buyer shall notify Seller of the termination date of each Transferred Employee covered by the Wealth Plus Plan. Seller shall terminate the Wealth Plus Plan in accordance with the terms of that certain letter agreement dated January 2, 2003 between Seller and Buyer."

Section 3.04(f)(iii) is hereby amended to read as follows:

"(iii) As of the Brokerage Closing Date, Buyer shall allow Transferred Employees to participate in its flexible spending account program. Each salary reduction election executed by a Transferred Employee for 2003 under Seller's Flexible Spending Account Program shall continue in effect for 2003 with respect to Buyer's flexible spending account program effective as of the Brokerage Closing Date until such salary reduction election is revoked or amended by such Transferred Employee. Section 3.04(f)(iii) of Seller Disclosure Schedule, which shall be provided to Buyer within 2 business days following the Brokerage Closing Date, lists each Transferred Employee's flexible spending account salary reduction election made with respect to 2003."

Section 3.04(i) is hereby amended in its entirety to read as follows:

"Accrued Obligations. Seller shall be solely responsible for all obligations and liabilities accrued prior to the Brokerage Closing Date relating to Business Employees, including, but not limited to, (i) payroll and fringe benefits, (ii) earned bonuses and incentive compensation, (iii) accrued vacation and holiday pay, (iv) workers' compensation and (v) claims incurred under health plans. Buyer shall be solely responsible for all obligations and liabilities accrued following the Brokerage Closing Date relating to Transferred Employees, including, but not limited to, (i) payroll and fringe benefits, (ii) earned bonuses and incentive compensation, (iii) accrued vacation and holiday pay, (iv) workers' compensation and (v) claims incurred under health plans; provided, however, that Seller shall remain liable and responsible for payments to Transferred Employees of any annual incentive compensation bonuses for fiscal year 2002 as determined in accordance with the applicable bonus plans maintained by Seller in which the Transferred Employees participate as of the Brokerage Closing Date; and provided, further, that with respect to any such bonuses earned for Seller’s fiscal year 2003, Seller shall transfer to Fahnestock a cash amount equivalent to the sum of 2/12ths of the actual fiscal year 2002 bonus payment awarded to each Transferred Employee and Inactive Employee (subject to a pro rata reduction for any period in which any Inactive Employee was not entitled to a bonus payment during Seller's fiscal year 2003), within ten (10) business days following confirmation of acceptance of the employment offer made to each such individual from Buyer or an Affiliate of Buyer. Subject to Fahnestock receiving the funds, if any, payable by Seller under this paragraph, Buyer shall assume all liability for bonus obligations payable to the Transferred Employees beginning November 1, 2002 through the Brokerage Closing Date, and Buyer shall pay each employee (less applicable withholdings specific to this payment) the 2/12ths amount transferred by Seller in respect of such employee on or prior to the time Buyer makes bonus payments in respect of fiscal year 2003."

Section 3.04(j) is hereby amended to delete the reference to "Conversion Employees" that appears therein (and also amended to make necessary conforming changes).

Section 3.04(l) is hereby amended by substituting "Buyer" for "Seller" at the first place "Seller" appears.

Section 3.04(m) is hereby added to read as follows:

"(m) Retired Broker Contracts. Buyer shall assume, perform and discharge when due Seller’s obligations relating to the Retired Broker Contracts. Seller shall use its reasonable best efforts to cause each broker who is a party to a Retired Broker Contract to assign his duties and obligations under the applicable Retired Broker Contract to Buyer."

Section 3.05(a) is deleted in its entirety and replaced with the following:

"(a) Transfer Taxes. Company and Buyer shall each be responsible for 50% of any and all Transfer Taxes which become payable in connection with the transactions contemplated by this Agreement. No later than five (5) days after the Brokerage Closing Date Company shall provide to Buyer a schedule (the "Transfer Tax Schedule") setting forth in reasonable detail the calculations of the amounts of such Transfer Taxes for Buyer's review and consent (which shall not be unreasonably withheld). No later than five (5) days after receipt of such Transfer Tax Schedule, Buyer shall remit to Seller 50% of such Transfer Taxes shown as due thereon. Seller shall file all Tax Returns that must be filed in connection with payment of such Transfer Taxes and shall pay such Transfer Taxes in the ordinary course of its business. Company and Buyer agree to use reasonable best efforts to obtain a sale for resale or other Tax exemption where available and otherwise to minimize the amount of Transfer Taxes payable in connection with the transactions contemplated by this Agreement. Buyer shall provide a resale certification at Brokerage Closing or such other documents as may be reasonably requested by Company for the purpose of reducing any such Transfer Taxes."

Section 3.05(b) is deleted in its entirety and replaced with the following:

"(b) Preparation and Filing of Tax Returns; Payment of Taxes.

(i) The Company shall prepare and file or cause to be prepared and filed at its own cost and expense (in a manner consistent with past practice, except as required by Applicable Law), on a timely basis (including extensions) all Tax Returns of Company and all Tax Returns of the Insurance Agencies and all Tax Returns attributable to the Brokerage Assets for all Pre-Closing Periods (as defined in Section 3.05(c)(i) below). The Company shall pay all Taxes shown to be due and payable on such Tax Returns.

(ii) Buyer shall prepare and file or cause to be prepared and filed at its own cost and expense on a timely basis (including extensions) all Tax Returns of any of the Insurance Agencies and all Tax Returns attributable to the Brokerage Assets other than those provided for in Section 3.05(b)(i) of this Agreement. Subject to Section 3.05(c), Buyer shall pay all Taxes shown to be due and payable thereon.

(c) Tax Indemnification.

(i) The Seller shall indemnify, defend and hold harmless Buyer from and against any and all costs, expenses (including reasonable attorneys', accountants', consultants' and experts' fees and expenses), other liabilities (including costs and fines), monetary obligations to third parties, expenditures, monetary judgments or awards payable or due to any other party that are imposed upon or otherwise incurred or suffered by the relevant Person ("Losses") asserted against, resulting to, imposed on, sustained, incurred or suffered by, or asserted against Buyer, directly or indirectly, by reason of or resulting from: (i) all Taxes imposed upon any of the Insurance Agencies with respect to any taxable period or portion thereof ending on or before the Closing Date (a "Pre-Closing Period"), other than with respect to items contemplated by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), and all Taxes incurred by any of the Insurance Agencies, other than with respect to items contemplated by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), for any taxable period beginning on or before the Closing Date and ending after the Closing Date ("Straddle Periods"), but only with respect to the portion of such Straddle Period ending on the close of the Closing Date, (ii) all Taxes, other than with respect to items contemplated by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), imposed upon Buyer attributable to the Brokerage Assets with respect to any Pre-Closing Period and any Straddle Period, but only with respect to the portion of such Straddle Period ending on the close of the Closing Date, (iii) any Taxes, other than with respect to items contemplated by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), imposed on any of the Insurance Agencies under Section 1.1502-6 of the Treasury Regulations attributable to any Pre-Closing Period and the portion of any Straddle Period ending on the Closing Date, (iv) the portion of any Transfer Taxes that are the responsibility of Seller pursuant to Section 3.05(a) of this Agreement, (v) any breach or inaccuracy in any representation contained in Section 4.15 or (vi) any breach or failure by the Seller to perform (or cause to be performed) any of the covenants or agreements set forth in this Section 3.05.

(ii) Buyer shall indemnify, defend and hold harmless the Seller from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by, or asserted against the Seller, directly or indirectly, by reason of or resulting from (i) any and all Taxes imposed upon any of the Insurance Agencies and (ii) any and all Taxes attributable to the Brokerage Assets in each case with respect to (x) any taxable period beginning after the Closing Date (a "Post-Closing Period") and, with respect to any item contemplated by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), a Pre-Closing Period, (y) the portion of any Straddle Period beginning after the Closing Date, (iii) the portion of any Transfer Taxes that are the responsibility of Buyer pursuant to 3.05(a) of this Agreement; and (iv) any breach or failure by Buyer to perform (or cause to be performed) any of the covenants or agreements set forth in this Section 3.05.

(iii) All amounts payable or to be paid under this Section 3.05 (the "Tax Indemnity Payments") shall be paid in immediately available funds within fifteen (15) business days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive the Tax Indemnity Payment.

(iv) Notwithstanding any other provision in this Agreement, for purposes of determining liability under this Section 3.05 with respect to any Taxes arising out of, or attributable to, or resulting from any inaccuracy in or breach or nonperformance of any of the representations or warranties of any of the Insurance Agencies or Seller in Section 4.15 or any covenant or agreement of any of the Buyer, Seller Entities or Seller contained in this Section 3.05, no effect shall be given to any exception in such representations and warranties or any such covenant or agreement relating to materiality or Material Adverse Effect.

(d) Tax Indemnification Procedures.

(i) If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") shall be delivered or sent to or commenced or initiated against any of the Insurance Agencies, Seller or Buyer by any taxing authority with respect to Taxes for which one party to this Agreement is entitled to indemnification from another party, the receiving party shall promptly notify the other party in writing of the Tax Claim along with a copy of the relevant Tax Claim notice; provided, that the failure by any party to notify another party promptly of any such notice shall not release the other party from its obligations under this Section 3.05 in whole or in part except to the extent that the other party is materially and adversely prejudiced as a consequence of such failure.

(ii) Seller shall control all Tax Claims with respect to all Pre-Closing Periods, and Buyer agrees to cooperate reasonably with Seller in pursuing such contests. With respect to Tax Claims for which the Seller would be liable to indemnify Buyer, the Seller may, upon written notice to the Buyer (such written notice to be provided within the shorter of (i) forty-five (45) days after notice thereof has been given to the Seller and (ii) three (3) business days prior to the date required to answer or respond to any such claim), assume and control the defense of such Tax Claim at its own cost and expense and with its own counsel and Buyer agrees to cooperate reasonably with the Seller in pursuing such contest. If the Seller elects to assume the defense of any such Tax Claim, notwithstanding anything to the contrary contained herein, (a) the Seller shall consult with Buyer and shall not enter into any settlement with respect to any such Tax Claim without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed, provided, however, that if such settlement could increase the Tax liability of Buyer or of any of the Insurance Agencies for any other taxable period, without the consent of Buyer; (b) the Seller shall keep Buyer informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to Buyer of any related correspondence and providing Buyer with a reasonable opportunity to review and comment on any related correspondence prior to being sent by the Seller to any tax authority); and (c) at its own cost and expense, Buyer shall have the right to participate in (but not to control) the defense of such Tax Claim.

(iii) In connection with the contest of any Tax Claim that relates to (a) any Post-Closing Period, (b) any Straddle Period and (c) any Tax Claim that the Seller has the ability to control pursuant to Section 3.05(d)(ii) but does not timely elect to control pursuant to such section, such contest shall be controlled by Buyer, and the Seller agrees to cooperate reasonably with Buyer in pursuing such contest. In connection with any such contest that relates to (b) or (c) above, Buyer shall keep the Seller informed of all material developments and events relating to such Tax Claim and the Seller, at its own cost and expense, shall have the right to participate (including participation in any relevant meetings) in (but not control) the defense of such Tax Claim. In the case of a Tax Claim described in (b) or (c) above, the Buyer shall consult with the Seller and shall not enter into any settlement with respect to any such Tax Claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed.

(iv) Notwithstanding anything to the contrary contained herein, the procedure for indemnification claims with regard to Taxes or otherwise brought pursuant to this Section 3.05 shall be governed exclusively by this Section 3.05.

(e) Conflicts; Survival. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the parties hereto set forth in this Section 3.05 shall not be subject to any limitations contained in Article X; provided, however, that the representations and warranties contained in Section 4.15 shall survive the Brokerage Closing until (90) days following the expiration of the applicable statute or limitations (taking into account all extensions thereof); provided, further, in the event that notice for indemnification under Section 3.05(d) hereof shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. In the event of a conflict between this Section 3.05 and any other provision of this Agreement, this Section 3.05 shall govern and control.

(f) Tax Treatment. The parties hereto agree, unless otherwise required by Applicable Law, to treat any payment made pursuant to Article X or Section 3.05 as an adjustment to the Purchase Price for all Tax purposes."

Sections 3.05(c) and (d) will not change except that they will now read Sections 3.05(g) and (h), respectively.

In Section 3.07 the words "(other than such Books and Records or any part thereof which are related to Seller's or Company's investment banking businesses, capital markets or any other business that is not included in the Brokerage Business)" will be added in two places after the words "originals of all Books and Records" and "copies of Books and Records", respectively. Also, the words "Notwithstanding the foregoing, Seller shall not be required to provide to Buyer copies of or access to any Tax Returns of Seller Parent or Company (including the consolidated U.S. federal income tax return of the affiliated group, of which CIBC Delaware Holdings Inc. is common parent), except for the portion of such Tax Returns as shall related to the Brokerage Assets or the Insurance Agencies, as the case may be and which does not reveal any material information about the Seller that is not related to the Insurance Agencies or Brokerage Business. Buyer shall keep such Books and Records confidential to the extent it is required to do so by any Applicable Law." will be added at the end of Section 3.07.

ARTICLE IV OF THE AGREEMENT

The heading of Section 4.01 (Organization of Seller; Authority) is amended to read "Organization of Seller and the Insurance Agencies; Authority; Capitalization".

Section 4.01(a) is deleted in its entirety and replaced with the following:

"Seller Parent and Company are a bank and a broker dealer, respectively, duly organized, validly existing and in good standing under the Bank Act of Canada and the laws of Delaware, respectively. OLA is a New York domiciled insurance agency that is licensed to conduct insurance agency and brokerage business in New York and in each of the following additional jurisdictions set forth in Section 4.01(a) of the Seller Disclosure Schedule. OTA is a Texas domiciled insurance agency that is licensed to conduct insurance agency and brokerage business in Texas. The Insurance Agencies have no direct or indirect Subsidiaries and the Insurance Agencies do not own, directly, or indirectly any equity or other ownership interest in any corporation, partnership, joint venture or other Person. Each of Seller Parent, Company and each of the Insurance Agencies has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Company and the Insurance Agencies are qualified or licensed to do business and are in good standing in every jurisdiction in which the character of the properties owned or leased by the Company and the Insurance Agencies, respectively, or nature of the business conducted by the Company and the Insurance Agencies, respectively, makes such qualification necessary, except where the failure by the Company or the Insurance Agencies, as applicable, to be so qualified or licensed or in good standing would not have a Material Adverse Effect."

Section 4.01(c) is added immediately after Section 4.01(b) and reads:

"The authorized capital stock of OLA consists of 20,000 shares of common stock, $1.00 par value, of which there are 1000 shares of common stock issued and outstanding. There are no shares of preferred stock of OLA authorized or outstanding. All of the OLA Shares are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company.

There are no options, warrants, calls, rights, commitments or agreements of any kind to which the Seller or any of its Subsidiaries or any of their Affiliates are parties or by which any of them are bound or to which they are subject, relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any class or series of, or other security interest in, OLA or any securities convertible or exchangeable into or evidencing the right to purchase any shares of capital stock of any class or series of, or other equity interest in, OLA or obligating OLA or any of its Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement."

Section 4.01(d) is added immediately after Section 4.01(c) and reads:

"The authorized capital stock of OTA consists of 1000 shares of common stock, $1.00 par value, of which there are 1000 shares of common stock issued and outstanding. There are no shares of preferred stock of OTA authorized or outstanding. All of the OTA Shares are duly authorized, validly issued, fully paid and non-assessable and owned by Mr. Harold Perkins, an employee of the Company, and held on behalf of the Company.

There are no options, warrants, calls, rights, commitments or agreements of any kind to which the Seller or any of its Subsidiaries or any of their Affiliates are parties or by which any of them are bound or to which they are subject, relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any class or series of, or other security interest in, OTA or any securities convertible or exchangeable into or evidencing the right to purchase any shares of capital stock of any class or series of, or other equity interest in, OTA or obligating OTA or any of its Affiliates to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The Buy-Sell Agreements dated June 15, 1978 and October 23, 1981 by and among OTA and its shareholders have been duly terminated and have no force and effect."

The words "or the Insurance Agencies" are inserted twice in Section 4.02(a)(i)(A), both times immediately after the word "Company" and the words "the Insurance Agencies," are inserted in Section 4.02(a)(i)(B) immediately after the phrase" any Law applicable to Seller Parent, Company,"

The words "or any of the Insurance Agencies" are inserted twice in Section 4.02(a)(ii) immediately after the phrases "any Contract or other instrument or obligation, commitment, undertaking arrangement or restriction of any kind or character to which Company" and "a party or by which the Company", respectively.

The words "or any of the Insurance Agencies" are inserted in Section 4.02(b) immediately after the phrase "any Governmental Entity or any third party is required to be obtained or made by or with respect to Seller or Company".

Section 4.03(d) is added immediately after Section 4.03(c) and reads:

"Set forth in Section 4.03(d) of the Seller Disclosure Schedule are true and correct statements of the (i) audited, balance sheets and statements of income of OLA and OTA prepared in accordance with GAAP for the fiscal year ending October 31, 2002 and September 30, 2002, respectively, (ii) preliminary unaudited income statement for the period from November 1, 2002 to December 31, 2002 for OLA prepared in accordance with GAAP, (iii) preliminary unaudited balance sheet as of December 31, 2002 for OLA prepared in accordance with GAAP, (iv) preliminary unaudited income statement for the period from October 1, 2002 to December 31, 2002 for OTA, prepared in accordance with GAAP and (v) preliminary unaudited balance sheet as of December 31, 2002 for OTA prepared in accordance with GAAP (collectively, the "Insurance Agencies' Financial Statements"). Except and to the extent reflected on the Insurance Agencies' Financial Statements, the Insurance Agencies have not incurred any liabilities or obligations of whatsoever nature, direct or indirect, whether accrued, fixed contingent or otherwise, except for such liabilities as are set forth in Section 4.03(d)(1) of the Seller Disclosure Schedule."

Section 4.03(e) is added immediately after Section 4.03(d) and reads:

"Section 4.03(e) of the Seller Disclosure Schedule sets forth the names of all financial and other similar institutions at which each of the Insurance Agencies maintains accounts, deposits or safe deposit boxes of any nature, and the account numbers and the names of all persons authorized to draw thereon or make withdrawals therefrom. Each of the Insurance Agencies' bank balances of cash as of the date of this Agreement are set forth in Section 4.03(e) of the Seller Disclosure Schedule."

Section 4.03(f) is added immediately after Section 4.03(e) and reads:

"Section 4.03(f) of the Seller Disclosure Schedule sets forth the names and office of all officers and directors of each of the Insurance Agencies."

The heading to Section 4.06 (Title to Assets) is amended to read "Title to Assets; Shares".

Section 4.06(d) is added immediately after Section 4.06(c) and reads:

"Company owns beneficially and of record all of the OLA Shares, free and clear of all Liens, and the transfer and delivery of OLA Shares to Buyer by Seller as contemplated by this Agreement shall transfer good and valid title thereto to Buyer, free and clear of all Liens. After such transfer, no Person other than Buyer shall have any claim arising out of or related to the OLA Shares."

Section 4.06(e) is added immediately after Section 4.06(d) and reads:

"The OTA Shares are owned of record by Mr. Harold Perkins, an employee of Company. Mr. Harold Perkins holds the OTA Shares on behalf of Company. Mr. Harold Perkins owns the OTA Shares, free and clear of all Liens, and the Company has the power to direct the transfer of the OTA Shares to Buyer and the transfer and delivery of the OTA Shares to Buyer by Mr. Harold Perkins as contemplated by this Agreement shall transfer good and valid title thereto to Buyer, free and clear of all Liens. After such transfer, no Person other than Buyer shall have any claim arising out of or related to the OTA Shares."

The words "Company or any of its Affiliates" in Section 4.08 are replaced with the words "Company, the Insurance Agencies or any of their Affiliates."

Section 4.09 is hereby amended by substituting "Transferred Plan" for "Transferred Plans" at each place "Transferred Plans" appears.

The first sentence of Section 4.09(c) is hereby amended by substituting "Sections 4.09(c) and 4.09(e)" for "Section 4.09(c)".

Section 4.09(d) is hereby amended in its entirety to read as follows:

"(d) Seller represents that its financial obligations under the Retired Broker Contracts are payable out of commissions otherwise payable to the brokers who assume the accounts from the retired brokers (i.e., such obligations are fully satisfied by commission sharing among active and retired brokers in respect of the assumed accounts)."

Section 4.09(e) is hereby amended by deleting "Except as set forth on Schedule 4.09(e)", and replace it with "Except for the agreements listed on Schedule 4.09(e) of Seller Disclosure Schedule.

Section 4.11(c) is deleted in its entirety. Section 4.11(d) will not change except that it will read Section 4.11(c).

The heading to Section 4.12 (Compliance with Laws; Licenses) is amended to read "Compliance with Laws; Licenses; Permits".

The first sentence of Section 4.12(a) is amended to read:

"The Brokerage Business has been, and is being, operated by the Company in compliance in all material respects with Applicable Laws."

The words "(other than the Insurance Agencies")" are inserted in the first sentence of Section 4.12(c) immediately after the language "to the knowledge of Seller, none of their Affiliates."

Sections 4.12(d), (e), (f), (g) and (h) follow immediately after Section 4.12 (c) and provide that:

"(d). OLA is currently licensed to engage in insurance agency and brokerage activities in New York and those jurisdictions set forth in Section 4.01(a) of the Seller Disclosure Schedule. OLA transacts no insurance agency or brokerage business, directly or indirectly, in any jurisdiction other than in New York and those states listed on Section 4.01(a) of the Seller Disclosure Schedule, in which the transaction of such business requires the licensing or qualification of OLA to do such business, as conducted as of the Brokerage Closing Date. OLA's business consists solely and exclusively of holding insurance licenses, soliciting insurance through agents, managing cases with clients, processing insurance applications and handling interfaces with insurance carriers, and it is not involved, directly or indirectly, in any way in any insurance or other businesses or operations. OLA has never conducted insurance underwriting business."

"(e). OTA is currently licensed to engage in insurance agency and brokerage activities in Texas. OTA transacts no insurance agency or brokerage business, directly or indirectly, in any jurisdiction other than in Texas, in which the transaction of such business requires the licensing or qualification of OTA to do such business, as conducted as of the Brokerage Closing Date. OTA's business consists solely and exclusively of holding insurance licenses, soliciting insurance through agents, managing cases with clients, processing insurance applications and handling interfaces with insurance carriers, and it is not involved, directly or indirectly, in any way in any insurance or other businesses or operations. OTA has never conducted insurance underwriting business."

"(f). The Insurance Agencies have never been the subject of any actual or threatened administrative proceeding for termination, suspension, revocation, nonrenewal, limitation or any similar proceeding which would adversely affect the Insurance Agencies' applicable Permits, (ii) no such termination, suspension, revocation, nonrenewal or limitation has been threatened by any Governmental Entity and (iii) there is no basis for any termination, suspension, restriction, impairment or limitation on the ability of the Insurance Agencies to conduct insurance agency and brokerage business either in the present or as of the Brokerage Closing Date by any Governmental Entity. Each of the Insurance Agencies meets, and at all times has met, in all material respects all statutory and regulatory requirements of all Governmental Entities which have jurisdiction over it."

"(g). Each of the Insurance Agencies has all Permits necessary for the past or present conduct of, or material operation of, its insurance agency and brokerage business and required to conduct such business as now being conducted. All such Permits are valid and in full force and effect and are listed on Section 4.12(f) of the Seller Disclosure Schedule. Each of the Insurance Agencies is in compliance in all material respects with all such Permits. The Insurance Agencies have not received any notice to the effect that, or otherwise been advised that, it is not in compliance with, or that it is in violation of, any such Permits."

"(h). Each of the Insurance Agencies is, and at all times has been, in material compliance with each Applicable Law relating to all of its assets, properties or operations. The Insurance Agencies are not a party to nor subject to any agreement, judgment, order, writ, injunction or decree of any relevant Governmental Entity that could reasonably be expected to prevent in any material manner any of the Insurance Agencies from operating after the Brokerage Closing Date or the Insurance Agencies' full use of their respective insurance Permits to conduct business permitted under such insurance Permits."

Section 4.15 is deleted in its entirety and replaced with the followings:

"4.15 Taxes. (a) Except as set forth in Section 4.15 of the Seller Disclosure Schedule, all Tax Returns with respect to the Brokerage Business or the Brokerage Assets or income attributable therefrom that are required to be filed by the Company on or before the Closing Date have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due or as required to be withheld on such tax Returns have been paid or will be paid in full, to the extent that a failure to file such Tax returns or to withhold or to pay such Taxes, or an inaccuracy in such Tax returns, could result in Buyer being liable for such Taxes or could give rise to a Lien on the Brokerage Assets."

Sections 4.15(b) is added immediately after Section 4.15(a) and reads:

"(b) Except as set forth in Section 4.15(b) of the Seller Disclosure Schedule, each of the Insurance Agencies has (i) duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate Governmental Entity all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid or withheld (or there has been timely paid or withheld on its behalf) all material Taxes due, claimed to be due or required to be withheld from or in respect of it by any Governmental Entity."

Sections 4.25, 4.26, 4.27, 4.28, 4.29 and 4.30 are inserted immediately after Section 4.24 and provide that:

"Section 4.25. Articles of Incorporation; By-Laws of the Insurance Agencies; Books and Records. Seller has delivered to Buyer a true, correct and complete copy of the articles of incorporation and by-laws of each of the Insurance Agencies, which have been approved by the applicable Governmental Entities and reflect all amendments thereto. The Board of Directors of each of the Insurance Agencies and the Seller will not take any action for the purpose of effecting any amendment or modification of such articles of incorporation or by-laws except as otherwise permitted or required by this Agreement. All the Books and Records of OLA and OTA are maintained in accordance with the applicable provisions of the New York Insurance Law and the Texas Insurance Code, respectively, including with the requirements as to their location."

"Section 4.26. Fiduciary Accounts. Neither OLA nor OTA has ever administered any accounts for which it acted as a fiduciary in any capacity. Neither OLA, OTA nor any of their respective directors, officers or employees has committed any breach of trust with respect to any fiduciary account."

"Section 4.27. Financial and Market-Conduct Examinations. There have not been any financial examinations of either OLA or OTA conducted by any Governmental Entity since their respective formation, and there have not been any market conduct examination of either OLA or OTA conducted by any Governmental Entity since their respective formation."

"Section 4.28. Affiliate Transactions; Employees. There are no contracts, agreements or arrangements to which either OLA or OTA, as the case maybe, on the one hand, and the Seller or any of its Subsidiaries or Affiliates (other than OLA or OTA, as the case maybe), on the other hand, are a party. Other than as set forth in Section 4.28 of the Seller Disclosure Schedule neither OLA nor OTA has any employees, and OLA and OTA have no liability, whether direct, indirect or contingent with respect to any employee benefit plan, agreement or arrangement."

"Section 4.29. Contracts. Except as set forth in Section 4.29 of the Seller Disclosure Schedules, the Insurance Agencies are not a party to any contract, agreement or other arrangement with any third party."

"Section 4.30. Broker Backend Payments. Other than the Broker Backend Payments to be transferred to Buyer by Seller as of the Brokerage Closing Date there are no monetary obligations related to the Broker Loans due from Seller to brokers, whose Broker Loans are being assigned to Buyer pursuant to the Loan Assignment Agreement."

"Section 4.31. Broker Backend Payments; Broker Restricted Accounts. The information set forth on Section 1.01(a) and 1.01(c) of the Seller Disclosure Schedule are true and correct as of the date hereof in all respects."

ARTICLE VI TO THE AGREEMENT

Section 6.13 is deleted in its entirety and substituted with the following:

"Section 6.13 Tax Matters. (a) Company shall, at least five (5) business days prior to the Brokerage Closing Date, inform Buyer whether there are any pending claims that have been asserted or proposed by any Tax authority of a jurisdiction where Company does not file Tax Returns with respect to the Brokerage Business to the effect that Company is or may have been subject to taxation by that jurisdiction based solely on the operation of the Brokerage Business.

(b) On the Brokerage Closing Date, the Company shall inform Buyer of (i) Tax sharing agreements, tax indemnification agreements or similar contracts or arrangements, written or unwritten, to which any of the Insurance Agencies are a party; and (ii) any membership by any of the Insurance Agencies in a United States federal, state, or local or foreign consolidated, combined, unitary or similar group for Tax purposes with respect to which any of the Insurance Agencies may have liability under Treasury Regulations Section 1.1502-6 or equivalent provisions of Applicable Laws for Taxes imposed on other members of such consolidated, combined, unitary or similar group with respect to taxable years for which the period for assessment of deficiencies has not closed.

(c) Effective as of the Brokerage Closing Date, Company shall have terminated or caused to be terminated with respect to any Post-Closing Period all of the Insurance Agencies' obligations and potential liabilities under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, written or unwritten."

Section 6.18 is deleted in its entirety and replaced with the following language:

"Section 6.18 IDA Capital and Withdrawal. Seller shall use its reasonable best efforts to obtain permanent relief from any requirement of the Canadian Investment Dealer Association ("IDA") that requires Seller or any of its Affiliates to guaranty any obligations or liabilities of Buyer or its Affiliates, or which otherwise imposes any restrictions or burdens on Seller's business, finances or activities, in each case, in connection with the transactions, agreements and arrangements contemplated by the Agreement ("IDA Restrictions") by February 1, 2003. In the event that (i) Seller is required to guarantee the obligations of Buyer or any of its Affiliates in an aggregate amount greater than C$2,000,000 or (ii) Seller is unable to obtain the relief identified in the first sentence of this Section 6.18 and it requests Parent prior to February 1, 2003 to have its nominees appointed to Parent's board of directors pursuant to the Stakeholders Agreement and such request is not withdrawn, Buyer will, as promptly as practicable, and, subject to regulatory requirements, withdraw and/or terminate Fahnestock Canada Inc's ("Fahnestock Canada") membership and relationship with the IDA. In the event that such withdrawal and termination causes Buyer and/or its Affiliates to terminate any brokers or employees at Fahnestock Canada, or such brokers or employees resign as a result of such withdrawal or termination, in each case, within six (6) months of such withdrawal or termination, then Seller shall reimburse (a) Buyer's or Fahnestock Canada's costs for all severance payments and obligations, consistent with Buyer's or Fahnestock Canada's prior practices, as to such terminated brokers and employees, provided, that Seller shall not reimburse Buyer for severance relating to more than five employees, and within that five, relating to more than three brokers and (b) all remaining costs and expenses or other penalties under Fahnestock Canada's lease with respect to its offices relating to such terminated brokers and employees."

Section 6.19 is added after Section 6.18 and will read:

"Section 6.19 Consents; Indemnification; Lease Obligations. (a) Notwithstanding anything in Section 2.09 or in any other part of this Agreement to the contrary, Seller shall obtain and deliver as promptly as possible but in no event later than 60 days after the Brokerage Closing Date the consents and assignments substantially in the form attached as Exhibit O with respect to the real estate leases listed in Section 4.06(b) of Seller Disclosure Schedule for the assignment pursuant to the Agreement of the leases listed therein to Buyer;

(b) All other obligations in Section 2.09 (including the indemnification obligations set forth therein and without giving effect to the language in parentheticals set forth in such section) shall apply to Seller with respect to the consents related to the leases listed on Section 4.06(b) of the Seller Disclosure Schedule;

(c) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the consents or approvals with respect to each real estate lease listed on Section 4.06(b) of Seller Disclosure Schedule for the assignment pursuant to this Agreement of such lease to Buyer, Buyer's employees in the Brokerage Business and, to the extent applicable the Asset Management Business shall occupy space at such locations. Buyer shall occupy all of the space at each such location except as otherwise provided in Exhibit G of the Transition Services Agreement. Subject to Exhibit G of the Transition Services Agreement, with respect to leases governing the space that Buyer's employees occupy pursuant to this Section 6.19(c), Buyer shall pay to Seller within 15 days of receipt of invoice from Seller the rent due under such leases. Such amounts due shall be invoiced monthly in arrears.

(d) The obligations set forth in Section 2.09 (including the indemnification obligations set forth therein and without giving effect to the language in parentheticals set forth in such section) shall apply to all consents (other than real estate consents) where the failure to obtain such consents (the "Material Consents") could have given Buyer the right not to close the transactions contemplated in the Agreement pursuant to Section 8.01(g) thereof without giving effect to the carve out set forth therein;

(e) Company shall enter into subleases with Buyer substantially in the form set forth in Exhibit N to the Agreement immediately after Seller obtains each real estate consent for the leases listed on Section 4.06(b) of the Seller Disclosure Schedule and such subleases will be co-terminous with the underlying lease and include any reasonable provisions required by the landlord; and

(f) With regard to the shared spaces subject to such subleases, Seller shall be responsible for the construction (including the cost thereof) of demising walls and/or reparations required by applicable regulatory requirements in order to permit Buyer and Seller to share such spaces and conduct their activities as pursued by them as of and immediately after the Broker Closing in accordance with such regulatory requirements."

Section 6.20 is added after Section 6.19 and will read:

"6.20 Schedules. Without modifying any of the Seller Disclosure Schedules hereunder or Buyer's rights hereunder, Seller has agreed to provide to Buyer, by January 8, 2003, a true and correct schedule of Broker Loans as of December 31, 2002, and by January 15, 2003, true and correct schedules of broker production and broker assets (as they relate to the Brokerage Business) and the vesting schedules all as of December 31, 2002 under the Wealth Plus Plan. For the purpose of the rights and obligations of the parties hereunder, any such additional or supplemental schedules shall not be deemed to have been disclosed as of the date of this Agreement or as of the Brokerage Closing Date and shall not in any way negatively affect the rights and remedies of Buyer in respect of the representations and warranties made by Seller on the date of the Agreement or this Amendment.

Section 6.21 is added after Section 6.20 and will read:

"6.21 Adjustment of Zero Coupon Note. (a) Seller shall prepare and deliver to Buyer a statement (the "December Broker Notes Statement"), setting forth in reasonable detail, as of December 31, 2002, the amortized amount outstanding for each Broker Loan. The December Broker Notes Statement shall be delivered to the Buyer no later than six (6) days after the Brokerage Closing Date. Immediately and automatically, without any further action on the part of either of Buyer or Seller, following the delivery of the December Broker Notes Statement, the principal sum of the Zero Coupon Note shall be either increased or decreased, as appropriate, to reflect the aggregate outstanding amount of Broker Loans as set forth on the December Broker Notes Statement. After such adjustment, for all intents and purposes, the principal sum of the Zero Coupon Note shall be equal to the aggregate amount of Broker Loans.

(b) If any of the notes evidencing the Broker Loans (the "Broker Notes") shall be assigned to Buyer after the Brokerage Closing Date (each such Broker Note, a "Post-closing Broker Note"), Seller and Buyer shall promptly increase the amount outstanding on the Zero Coupon Note equal to the amortized outstanding amount of such Post-closing Broker Note."

Section 6.22 is added after Section 6.21 and will read:

"6.22 Broker Notes Letter. Buyer and Seller agree that they will abide by the terms of that certain letter dated December 30, 2002 (the "Broker Notes Letter"), from Buyer and Seller to the NYSE pursuant to which Buyer and Seller have agreed to revise documents, as may be necessary, relating to the Proposed Transaction (as defined in the Broker Notes Letter) by January 15, 2003 so that the Broker Loans will be contributed from Buyer to Fahnestock. In the event that such Broker Loans are contributed by Buyer to Fahnestock in accordance with the terms of the Broker Notes Letter, Seller shall (i) terminate the Broker Notes Pledge Agreement, dated as of January 2, 2003, between Buyer and Company, (ii) promptly deliver all Broker Notes to Buyer and (iii) execute and deliver, upon the reasonable request of Buyer and at Buyer's sole cost and expense, such further instruments and documents, including but not limited to termination statements under the Uniform Commercial Code, and to take such further actions as Buyer may reasonably request to fully effect the foregoing releases, terminations and discharges."

Section 6.24 is added after Section 6.23 and will read:

"From and after the Brokerage Closing Date, if Seller determines, due to regulatory requirements, that the accounts of Seller's directors, officers and employees must be moved to Seller (or its representatives or agents), Seller shall notify Buyer, and Buyer shall cooperate with Seller in connection with moving such accounts, and Buyer and Seller agree that Seller's administration and maintenance of such accounts shall be deemed to not violate the terms of the Non-Competition Agreement."

ARTICLE VIII OF THE AGREEMENT

Section 8.01 (g) is amended to include the words "(other than the consents set forth in Section 4.02(b) of Seller Disclosure Schedule)" after the words "All material licenses, Permits, consents, approvals, estoppels and authorizations of all third parties".

Sections 8.01 (i), (j), (k) and (l) are added immediately after Section 8.01(h):

"(i). Seller shall have caused Patricia Bourdon, Joyce Burns, Kathryn G. Casparian, Elliot Ganz, Bruce Renihan, Gregory Rodriguez and Paul Rubacky, directors and officers of OLA, to have tendered to OLA, effective as of the Brokerage Closing Date, their resignations as directors and officers of OLA."

"(j). Seller shall have delivered to Buyer the certificates evidencing ownership of the OLA Shares by Company, endorsed in blank or accompanied by separate stock powers duly executed in blank."

"(k). Seller shall have caused the certificates evidencing ownership of the OTA Shares owned by Mr. Harold Perkins, endorsed in blank or accompanied by separate stock powers duly executed in blank, to be delivered to Buyer."

ARTICLE X TO THE AGREEMENT

The references to Section 4.15 is deleted from Section 10.02.

The word "or" immediately before Section 10.03(g) and Section 10.03(g) itself are deleted and replaced with: "(g) any liabilities, obligations or claims of or against Buyer or any of its Affiliates, or any of their officers, directors or employees relating to actions taken by Buyer or any of its Affiliates pursuant to Section 2.10; (h) the failure to receive approval (or non-disapproval, as the case may be) for the Insurance Agencies, under Section 2(n) of Article 21.07 of the Texas Insurance Code for the acquisition of control; (i) the inability or impairment of OLA's and/or OTA's ability to conduct its/their business (as presently conducted) as a result of the consummation of this Agreement; (j) Sections 2.07(b)(ii) (as it relates to the Insurance Agencies), 4.01 (as it relates to the Insurance Agencies), 4.02 (as it relates to the Insurance Agencies), 4.03(d), 4.03(e), 4.03(f), 4.06(d), 4.06(e), 4.09(d), 4.12(d)-(h), 4.25, 4.26, 4.27, 4.28 and 4.29) on or after the Brokerage Closing Date; (k) the failure of Seller to obtain the consents and approvals set forth in Sections 2.09 or 6.19; (l) any of the accounts listed on Section 2.15 of the Seller Disclosure Schedule on or prior to Conversion; (m) the Insurance Agencies' inability (or impairment in their ability) to conduct insurance business in any state as a result of not having had any of their insurance Permits renewed in any state set forth in Section 4.01(a) of the Seller Disclosure Schedule or as a result of not having registered in any state set forth in Section 4.01(a) of the Seller Disclosure Schedule as a foreign corporation or as a result of anything disclosed on Section 4.01(a) of the Seller Disclosure Schedule; or (n) the breach of any representation, warranty, or covenant of "Licensor" contained in the License Agreement dated July 22, 1997 by and between Oppenheimer Holdings, Inc. and Oppenheimer Capital, existing as of the Brokerage Closing Date or arising out of the facts, conditions or circumstances that existed or occurred prior to the Brokerage Closing Date or any other action or failure to act on or before the Brokerage Closing Date which gives rise to an obligation of "Licensor" to indemnify "Licensee" pursuant to such agreement; (the items referred to in clauses (a) through (n) being referred to herein as the "Seller Claims")."

The words "(other than pursuant to Sections 2.07(b)(ii) (as it relates to the Insurance Agencies), 4.01 (as it relates to the Insurance Agencies), 4.02 (as it relates to the Insurance Agencies), 4.03(d), 4.03(e), 4.03(f), 4.06(d), 4.06(e), 4.09(d), 4.12(d)-(h), 4.25, 4.26, 4.27, 4.28, 4.29, 6.17 and Section 6.18)" are inserted after Section 10.03(m) immediately after the words "provided, however, that Seller Parent and Company shall have no obligations to indemnify the Buyer Indemnitees for any Seller Claims ".

The words "(other than pursuant to Section 6.17)" currently appearing after Section 10.03(g) and immediately following the words " that Seller Parent and Company shall have no obligation to indemnify the Buyer Indemnitees for any Seller Claims" are deleted.

The following paragraph is added in Section 10.04:

"Notwithstanding anything herein to the contrary, the limitation on Seller Parent's and Company's liability to indemnify Buyer Indemnitees as set forth in this Section 10.04 will not apply to any claims made by Buyer Indemnitees for breach of any representation or warranty made by Seller Parent or Company in Sections 4.01 (as it relates to the Insurance Agencies), 4.02 (as it relates to the Insurance Agencies), 4.03(d), 4.03(e), 4.03(f), 4.06(d), 4.06(e), 4.12(d)-(h), 4.25, 4.26, 4.27, 4.28, and 4.29 and any indemnification made pursuant to a breach of any such representation or warranty would not be computed for purpose of determining the limitation on indemnification set forth in Section 10.04(b)."

The words ", the Broker Notes Letter, the Saperstein Letter and the Wealth Plus Letter," are inserted after the words "the Ancillary Agreements" in Section 11.04.

Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms. From and after the date hereof, all references in the Agreement to the "Agreement," "hereunder," "hereof," "herein," or words of similar import shall mean the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement as of the date first written above.

FAHNESTOCK VINER HOLDINGS INC.

/s/ A.G. Lowenthal

Name: A. G. Lowenthal

Title: Chief Executive Officer and Chairman of the Board

VINER FINANCE INC.

/s/ A.G. Lowenthal

Name: A. G. Lowenthal

Title: Chief Executive Officer and Chairman of the Board

CIBC WORLD MARKETS CORP.

/s/ Antonio Molestino

Name: Antonio Molestino

Title: Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE

/s/ Roy Sciani

Name: Roy Sciani

Title: Senior Vice-President